EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Illumina, Inc. pertaining to the Solexa 2005 Equity Incentive Plan, Solexa Ltd Enterprise Management Incentive Plan, Solexa Unapproved Company Share Option Plan, Solexa Share Option Plan for Consultants, and Lynx Therapeutics, Inc. 1992 Stock Option Plan of our reports dated February 15, 2006, with respect to the consolidated financial statements and schedule of Illumina, Inc., Illumina, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Illumina, Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
January 31, 2007